Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE April 18, 2019

ACME UNITED REPORTS 14% DILUTED EPS INCREASE AND 12% OPERATING
PROFIT INCREASE FOR FIRST QUARTER OF 2019

FAIRFIELD, CT – April 18, 2019 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended March 31, 2019 were $31.4 million compared to $31.7 million in the first quarter of 2018, a decrease of 1%, or even in constant currency.

Net income was $807,000 or $0.24 per diluted share for the quarter ended March 31, 2019 compared to $764,000, or $0.21 per diluted share, for the comparable period last year, an increase of 6% in net income and 14% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen, said, “Net sales in the first quarter of 2019 were slightly below last year’s, as expected, due to initial shipments to a large distributor that was launching its first aid program in the first quarter of last year.”

“Our strategy to reduce expenses by $2.0 million this year in purchasing, advertising, selling, and distribution is on plan. Our business continues to be robust, including some promising new programs in the second and third quarters of 2019. We are pleased with the performance to date.”

“Accordingly, we are reiterating financial guidance for 2019 of approximately $140 to $143 million in sales, net income of $5.0 to $5.3 million and $1.41 to $1.50 earnings per share.”

For the first quarter of 2019, net sales in the U.S. segment decreased 1% compared to the same period in 2018. The year-over-year sales decrease was mainly due to a large initial order of first aid products to a major distributor to the food service industry that took place in the first quarter of 2018.

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European net sales for the first quarter of 2019 increased 6% in U.S. dollars and 14% in local currency compared to the first quarter of 2018, mainly due to new customers in the office products channel and continued growth of DMT sharpening products.

Net sales in Canada for the first quarter of 2019 decreased 9% in U.S. dollars and 5% in local currency compared to the same period in 2018, primarily due to a large order from a new customer in the first quarter 2018 that did not repeat in the first quarter of 2019.

Gross margin was 37.6% in the first quarter of 2019 versus 38.2% in the comparable period last year.

Operating income increased 12% for the three months ended March 31, 2019.

The Company’s bank debt less cash on March 31, 2019 was $40.9 million compared to $43.7 million on March 31, 2018. During the twelve-month period ended March 31, 2019, the Company distributed $1.5 million in dividends on its common stock, repurchased $0.4 million in treasury stock and generated $5.5 million in free cash flow.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Thursday, April 18, 2019, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 855-710-4182. International callers may dial 334-454-0061. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

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Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FIRST QUARTER REPORT 2019

(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2019	March 31, 2018

Net sales	$31,370	$31,709
Cost of goods sold	19,568	19,585
Gross profit	11,802	12,124
Selling, general and administrative expenses	10,268	10,759
Operating income	1,534	1,365
Interest expense, net	502	405
Other income, net	(3)	(13)
Income before income tax expense	1,035	973
Income tax expense	228	209
Net income	$807	$764

Shares outstanding - basic	3,351	3,374
Shares outstanding - diluted	3,392	3,662

Earnings per share - basic	$0.24	$0.23
Earnings per share - diluted	0.24	0.21

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

FIRST QUARTER REPORT 2019

(Unaudited)

Amounts in $000's

	March 31, 2019	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$3,798	$1,065
Accounts receivable, less allowance	25,228	24,486
Inventories	40,570	41,900
Prepaid expenses and other current assets	2,281	2,766
Total current assets	71,877	70,217

Plant, property and equipment, net	14,423	14,158
Operating lease right of use asset	2,680	—
Intangible assets, less accumulated amortization	16,736	17,576
Goodwill	4,696	4,696
Other assets	203	599
Total assets	$110,615	$107,246

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,672	$7,483
Operating lease liability - short term	1,030	—
Other current liabilities	4,641	3,670
Total current liabilities	11,343	11,153

Long-term debt	41,340	41,100
Mortgage payable, net of current portion	3,378	3,644
Operating lease liability - long term	1,650	—
Other non-current liabilities	36	857
Total liabilities	57,747	56,754
Total stockholders' equity	52,868	50,492
Total liabilities and stockholders' equity	$110,615	$107,246

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